Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Year Fiscal 2015 Results

NEWARK, NJ — October 13, 2015: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.05 and Non-GAAP diluted EPS* of $0.25 on revenue of $405.8 million for the fourth quarter of its fiscal year 2015, the three months ended July 31, 2015.

For FY 2015, IDT reported diluted EPS of $3.63 and Non-GAAP diluted EPS* of $1.27 on revenue of $1,596.8 million.

FOURTH QUARTER AND FULL FISCAL YEAR 2015 HIGHLIGHTS

(Unless otherwise noted, results for 4Q15 are compared to 4Q14, and results for FY 2015 are compared to FY 2014).

●	4Q15 revenue was $405.8 million compared to $420.7 million in 4Q14. Fabrix, which was sold in 1Q15, contributed $5.9 million in revenue in 4Q14. FY 2015 revenue was $1,596.8 million compared to $1,651.5 million in FY 2014. Fabrix’s revenue totaled $4.2 million in FY 2015 and $16.6 million in FY 2014;

●	4Q15 SG&A expense decreased to $54.1 million from $58.3 million. FY 2015 SG&A expense decreased to $222.2 million from $228.9 million;

●	4Q15 Adjusted EBITDA* increased to $12.4 million from $10.4 million. FY 2015 Adjusted EBITDA* decreased to $44.5 million from $45.3 million;

●	4Q15 income from operations increased to $7.2 million from $5.8 million. FY 2015 income from operations increased to $93.0 million, including a gain of $76.9 million on the sale of IDT’s interest in Fabrix and $8.4 million non-routine severance expense, from $29.8 million in FY 2014, including a non-routine gain of $0.8 million;

●	4Q15 net income attributable to IDT decreased to $1.3 million from $7.7 million. FY 2015 net income attributable to IDT increased to $84.5 million from $18.8 million, including the gain of $76.9 million on the sale of IDT’s interest in Fabrix;

●	4Q15 diluted EPS decreased to $0.05 from $0.33. FY 2015 diluted EPS increased to $3.63 from $0.82;

●	4Q15 non-GAAP diluted EPS* decreased to $0.25 from $0.39. FY 2015 Non-GAAP diluted EPS* decreased to $1.27 from $1.41;

Shmuel Jonas, IDT’s Chief Executive Officer, said, “Sales of our Boss Revolution international long distance calling service continued to grow year over year and sequentially, albeit at a slower rate than in recent quarters, reflecting its mature market penetration into many of our key destinations and industry-wide competitive rate declines to our key Mexican corridor. Boss Revolution’s growth, in combination with our ongoing efforts to streamline operations and reduce costs, helped us to deliver healthy increases in Adjusted EBITDA and income from operations compared to the year ago quarter. Overall, our core businesses performed to expectations, and Zedge reported a great quarter, increasing revenue by 40% year over year and contributing a half million dollars in Adjusted EBITDA,” Jonas concluded.

*Throughout this release, Adjusted EBITDA and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

4Q15 AND FY 2015 OPERATING RESULTS BY SEGMENT

(Results are for 4Q15 unless otherwise noted).

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.8% of IDT’s revenue in 4Q15 and 98.5% in FY 2015. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Carrier Services, Payment Services and Hosted Platform Solutions.

TPS’ quarterly minutes of use were 7.47 billion, an increase from 7.35 billion (+1.6%) in 4Q14 and an increase from 7.15 billion (+4.5%) in 3Q15 reflecting, in part, the fact that the fourth quarter has 92 days compared to 89 in the third quarter. For FY 2015, TPS’s minutes of use increased (+0.1%) to 29.63 billion, compared to 29.59 billion in FY 2014.

TPS’ revenue was $400.8 million compared to $410.1 million (-2.3%) in the year ago quarter and $379.1 million (+5.7%) in the prior quarter. The year over year quarterly decrease was mostly due to declines in Wholesale Carrier Services and Hosted Platform Solutions revenues. The sequential quarterly increase was driven by the greater number of days in the fourth quarter and a robust increase in Wholesale Carrier Services’ revenue. For FY 2015, TPS’ revenue was $1,572.7 million, a decrease from $1,615.6 million (-2.7%) in FY 2014.

TPS Revenue by Product Category (in millions)	4Q15	3Q15	4Q14	4Q15-4Q14 % Change in Revenue	4Q15-4Q14 % Change in Minutes of Use	4Q15 Revenue as a % of all TPS Revenue
Retail Communications	$182.9	$182.3	$181.0	+1.0%	(6.9%)	45.6%
Wholesale Carrier Services	$153.6	$135.7	$164.9	(6.8)%	+6.6%	38.3%
Payment Services	$55.7	$51.6	$53.2	+4.7%	n/a	13.9%
Hosted Platform Solutions	$8.6	$9.5	$11.0	(21.2)%	(12.2%)	2.2%
Total TPS	$400.8	$379.1	$410.1	(2.3)%	+1.6%	100.0%

TPS Revenue by Product Category (in millions)	FY 2015	FY 2014	% Change in Revenue	FY15-FY14 % Change in Minutes of Use	FY 2015 Revenue as a % of all TPS Revenue
Retail Communications	$729.1	$695.8	+4.8%	(1.8%)	46.4%
Wholesale Carrier Services	$596.8	$672.3	(11.2)%	+1.4%	37.9%
Payment Services	$208.3	$202.3	+3.0%	n/a	13.3%
Hosted Platform Solutions	$38.5	$45.2	(14.9)%	(8.0%)	2.4%
Total TPS	$1,572.7	$1,615.6	(2.7)%	+0.1%	100.0%

Retail Communications revenue climbed to $182.9 million in 4Q15 (+1.0%) and to $729.1 million for FY 2015 (+4.8%). Boss Revolution continued to grow, although at slowing rates of increase. Sales of international calling services on the Boss Revolution platform increased 7.6% year over year and 1.8% sequentially. The year-over-year and sequential revenue increases were driven by continued expansion of Boss Revolution’s customer base and a shift within Boss Revolution to higher average revenue per minute destinations. For all of Retail Communications, the quarterly and full year increases in Boss Revolution revenue more than offset continued declines in sales of traditional disposable prepaid calling cards in the U.S. and overseas.

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Wholesale Carrier Services’ revenue decreased to $153.6 million (-6.8%) in 4Q15 and to $596.8 million (-11.2%) for FY 2015 as a result of lower average revenue per minute rates, partially offset by higher minutes of use. Nevertheless, minutes of use and revenue in 4Q15 compared 3Q15 increased at a rate well beyond the baseline three percent difference in days comprising these two quarters. The full year-over-year revenue decrease reflected lower average revenue per minute rates and a decline in Latin America of a pricing opportunity resulting from local currency exchange rate disparities.

Payment Services’ revenue in 4Q15 increased to $55.7 million (+4.7%) reflecting more aggressive pricing on international airtime top-up sales. For FY 2015, revenue increased to $208.3 million (+3.0%) driven by the growth of IDT’s international money transfer business, increased sales of international and domestic airtime top-up, and revenue generated by IDT’s Gibraltar-based bank.

Hosted Platform Solutions’ revenue decreased to $8.6 million in 4Q15 (-21.2%) and to $38.5 million (-14.9%) for FY 2015. The decreases were in-line with expectations.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 84.3% in 4Q15, a decrease of 30 basis points year over year and an increase of 120 basis points sequentially. The year over year improvement primarily reflects a shift in Wholesale Carrier Services’ traffic to higher margin routes, while the sequential deterioration primarily reflects a reduction in IDT’s retail rates to certain key destinations. For FY 2015, TPS’ direct cost of revenue was 84.1% of revenue – unchanged from the prior year.

TPS’ SG&A expense decreased to $49.4 million from $51.2 million (-3.6%) in 4Q14 and increased from $48.6 million (+1.5%) in 3Q15. Expressed as a percentage of TPS’ revenue, TPS’ 4Q15 SG&A decreased to 12.3% from 12.5% in 4Q14 and 12.8% in 3Q15. The year over year decrease reflects reduced employee compensation expense after reductions in force were implemented earlier this fiscal year, and reduced marketing expense compared to the year ago quarter, which included a heavy advertising and promotional spend around the World Cup. The sequential dollar increase primarily reflects the incremental compensation costs of the three additional days in 4Q15 compared to 3Q15. TPS’ SG&A expense in FY 2015 was $199.6 million, an increase from $198.8 million (+0.4%) in the prior year, reflecting increased marketing and commission expense. As a percentage of revenue, SG&A expense in FY 2015 increased to 12.7% from 12.3% in FY 2014, primarily as a result of the year-over-year decrease in Wholesale Carrier Services’ revenue.

TPS’ Adjusted EBITDA increased to $13.4 million from $12.0 million (+11.7%) in 4Q14 and decreased from $15.3 million (-12.4%) in 3Q15. The year over year increase was driven by the reduction in SG&A expense compared to 4Q14, while the sequential decrease primarily reflects lower average gross margins and higher SG&A expense. For FY 2015, Adjusted EBITDA decreased to $50.8 million from $58.2 million (-12.7%) in FY 2014 due to the decrease in revenue and the increase in SG&A expense.

TPS’ depreciation and amortization expense was $4.3 million in 4Q15 compared to $3.6 million (+20.6%) in 4Q14 and $4.1 million (+6.3%) in 3Q15. Depreciation increased due to higher levels of capital expenditures in recent periods to support investments in new products, including IDT Messaging, Net2Phone Office, and the Boss Revolution Calling App. For FY 2015, depreciation and amortization expense increased to $16.2 million from $13.8 million (+17.4%) in FY 2014.

TPS’ income from operations increased to $8.8 million from $8.4 million (+5.0%) in 4Q14 and $5.6 million (+57.2%) in 3Q15. Severance expense was $0.2 million, nil and $5.6 million in 4Q15, 4Q14 and 3Q15, respectively. For FY 2015, income from operations totaled $27.0 million compared to $45.1 million (-40.2%) in FY 2014. The year-over-year decrease primarily reflects the decline in Adjusted EBITDA, severance expense of $7.7 million in FY 2015 compared to nil in FY 2014, and the increase in depreciation and amortization expense.

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CPS

Consumer Phone Services (CPS) sells local and long distance services domestically in 11 states, marketed under the brand name IDT America. CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. Results this quarter and fiscal year conformed to expectations.

CPS’ revenue was $2.0 million compared to $2.5 million (-21.9%) in 4Q14 and $2.1 million (-5.8%) in the prior quarter. FY 2015 revenue was $8.6 million compared to $11.0 million (-21.7%) in FY 2014. CPS’ income from operations was $0.3 million in 4Q15, compared $0.4 million (-37.8%) in 4Q14 and $0.3 million (-15.6%) in 3Q15. Income from operations in FY 2015 was $1.3 million compared to $1.8 million (-30.0%) in FY 2014.

ALL OTHER

All Other includes Zedge - a popular platform for mobile phone consumers to obtain free customization content, IDT’s real estate holdings and other small businesses. All Other’s results previously included Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery. Fabrix’s operations were consolidated into IDT for all prior periods up to the first two months of 1Q15, at which point Fabrix was sold and deconsolidated.

As of July 31, 2015 Zedge’s app, available on Android, iOS and Windows Mobile, had surpassed 162 million cumulative installs, increasing from 111 million (+46%) a year earlier and 149 million (+9%) at April 30, 2015. Zedge has averaged among the top thirty most popular apps in the Google Play store in the U.S. for the last five years and is currently in the top six most popular free apps in the iTunes Entertainment category. As a result of Zedge’s large, active user base, it offers advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach.

Zedge’s revenue in 4Q15 was $2.4 million, an increase from $1.7 million (+39.5%) in 4Q14 and from $2.2 million (+10.4%) in 3Q15. Zedge’s FY 2015 revenue increased to $9.1 million from $6.5 million (+38.6%) in FY 2014. The year over year and sequential revenue increases were driven by continued strong growth in users and impressions, and increased revenue per impression. Revenue growth was robust across both the Android and iOS platforms.

All Other’s revenue was $3.0 million in 4Q15, a decrease from $8.1 million (-63.2%) in 4Q14. FY 2015 revenue was $15.4 million compared to $24.9 million in FY 2014. (In 4Q14, Fabrix contributed $5.9 million to All Other’s revenue. In FY 2015, Fabrix contributed $4.2 million in revenue compared to $16.6 million in FY 2014.) In addition to the revenue generated by Zedge, IDT’s real estate holdings, comprised of its public garage in Newark and commercial properties in Newark, Piscataway and Jerusalem, generated the balance of All Other’s revenue in 4Q15.

All Other’s income from operations in 4Q15 was $449 thousand compared to $506 thousand in 4Q14, and $1.6 million in 3Q15. All Other’s income from operations in 3Q15 included a gain on sale of IDT’s interest in Fabrix of $1.2 million, reflecting adjustments to Fabrix’ working capital and estimated transaction costs. Income from operations was $78.0 million in FY 2015 compared to a loss from operations of $1.7 million in FY 2014.

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OTHER CONSOLIDATED RESULTS

Consolidated results for all periods presented include corporate overhead. In 4Q15, corporate G&A expense decreased to $2.3 million compared to $3.1 million (-27.1%) in the year ago quarter and to $2.9 million (-19.7%) in the prior quarter. Corporate G&A expense was $10.9 million in FY 2015 compared to $14.8 million (-26.1%) in FY 2014.

4Q15 net income attributable to IDT decreased to $1.3 million from $7.7 million in the year ago quarter and increased from $0.6 million in 3Q15. Net income attributable to IDT in 4Q15 included income tax expense of $3.8 million compared to a benefit from income taxes of $3.9 million in 4Q14 and $59 thousand in 3Q15. FY 2015 net income attributable to IDT increased to $84.5 million from $18.8 million. The full year increase primarily reflects the $76.9 million gain on the sale of IDT’s interest in Fabrix.

At July 31, 2015, IDT had $150.6 million in unrestricted cash, cash equivalents and marketable securities. Additionally, at that date, IDT reported $91.0 million in current restricted cash and cash equivalents, which included $87.6 million of customer deposits held by IDT’s Gibraltar-based bank. Current notes payable, consisting of a mortgage on real estate, totaled $6.4 million, which was paid on the maturity date after the quarter close. Current assets totaled $341.2 million and current liabilities were $348.9 million.

Net cash provided by operating activities during 4Q15 was $2.8 million, compared to $16.1 million during 4Q14 and $6.8 million in 3Q15. For the same periods, capital expenditures were $5.7 million compared to $4.6 million and $8.9 million, respectively. For FY 2015, cash provided by operating activities was $30.5 million compared to $45.7 million in FY 2014. Capital expenditures for FY 2015 totaled $28.6 million compared to $17.0 million in the prior year. The increase in capital expenditures during 4Q15 and FY 2015 was due mostly to costs related to the refurbishment of IDT’s headquarters building at 520 Broad Street in Newark, New Jersey

DIVIDEND

On September 25th, IDT announced that on or about October 15, 2015 it will pay a quarterly dividend quarterly dividend of $0.18 per share of Class A and Class B common stock for the fourth quarter of FY 2015. The dividend will be paid to stockholders of record as of the close of business on October 7, 2015. The ex-dividend date was October 5, 2015. This distribution is an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host a conference call at 5:30 PM ET today, October 13th, beginning with management’s discussion of financial and operational results, business outlook and strategy, followed by Q&A.

To listen to the call and participate in the Q&A, dial toll-free 1-877-300-8521 (from U.S.) or 1-412-317-6026 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through October 19, 2015 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the conference code: 10071762. An audio replay will also be available by streaming from the IDT website investor relations site: www.idt.net/ir after the call concludes.

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Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are also available in the Investor Relations portion of IDT’s website.

About IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help foreign born communities, under-banked consumers, and small businesses communicate and share resources around the world. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular, eponymous app for mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

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IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$110,361	$153,823
Restricted cash and cash equivalents—short-term	91,035	65,706
Marketable securities	40,287	12,873
Trade accounts receivable, net of allowance for doubtful accounts of $5,645 and $11,507 at July 31, 2015 and 2014, respectively	58,543	69,330
Receivable from sale of interest in Fabrix Systems, Ltd.	8,471	—
Prepaid expenses	17,304	21,799
Deferred income tax assets, net—current portion	843	2,953
Other current assets	14,344	12,381
TOTAL CURRENT ASSETS	341,188	338,865
Property, plant and equipment, net	91,316	81,760
Goodwill	14,388	14,830
Other intangibles, net	1,277	1,742
Investments	12,344	10,008
Restricted cash and cash equivalents—long-term	—	2,763
Deferred income tax assets, net—long-term portion	12,481	16,248
Other assets	12,688	14,715
TOTAL ASSETS	$485,682	$480,931
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving credit loan payable	$—	$13,000
Trade accounts payable	29,140	42,135
Accrued expenses	139,272	142,528
Deferred revenue	86,302	101,165
Customer deposits	84,454	62,685
Income taxes payable	391	732
Note payable—current portion	6,353	271
Other current liabilities	3,000	5,468
TOTAL CURRENT LIABILITIES	348,912	367,984
Note payable—long-term portion	—	6,353
Other liabilities	1,830	5,430
TOTAL LIABILITIES	350,742	379,767
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2015 and 2014	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,276 and 24,587 shares issued and 21,755 and 21,653 shares outstanding at July 31, 2015 and 2014, respectively	253	246
Additional paid-in capital	403,146	392,858
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,521 and 2,934 shares of Class B common stock at July 31, 2015 and 2014, respectively	(110,543)	(99,841)
Accumulated other comprehensive income	771	3,668
Accumulated deficit	(159,829)	(196,725)
Total IDT Corporation stockholders’ equity	133,831	100,239
Noncontrolling interests	1,109	925
TOTAL EQUITY	134,940	101,164
TOTAL LIABILITIES AND EQUITY	$485,682	$480,931

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2015	2014	2013
REVENUES	$1,596,777	$1,651,541	$1,620,617
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,328,363	1,367,266	1,355,573
Selling, general and administrative (i)	222,239	228,934	218,469
Depreciation and amortization	18,418	16,318	14,910
Research and development	1,656	10,018	7,166
Severance	8,363	—	—
Impairment of building and improvements	—	—	4,359
TOTAL COSTS AND EXPENSES	1,579,039	1,622,536	1,600,477
Gain on sale of interest in Fabrix Systems, Ltd.	76,864	—	—
Other operating (losses) gains, net	(1,552)	835	9,251
Income from operations	93,050	29,840	29,391
Interest expense, net	(159)	(148)	(824)
Other (expense) income, net	(688)	(4,700)	5,383
Income from continuing operations before income taxes	92,203	24,992	33,950
Provision for income taxes	(6,088)	(3,982)	(15,872)
Income from continuing operations	86,115	21,010	18,078
Loss from discontinued operations, net of tax	—	—	(4,634)
NET INCOME	86,115	21,010	13,444
Net income attributable to noncontrolling interests	(1,625)	(2,226)	(1,837)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$84,490	$18,784	$11,607
Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$84,490	$18,784	$16,048
Loss from discontinued operations	—	—	(4,441)
Net income attributable to IDT Corporation	$84,490	$18,784	$11,607
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$3.69	$0.85	$0.77
Loss from discontinued operations	—	—	(0.21)
Net income attributable to IDT Corporation	$3.69	$0.85	$0.56
Weighted-average number of shares used in calculation of basic earnings per share	22,903	22,009	20,876
Diluted:
Income from continuing operations	$3.63	$0.82	$0.72
Loss from discontinued operations	—	—	(0.20)
Net income attributable to IDT Corporation	$3.63	$0.82	$0.52
Weighted-average number of shares used in calculation of diluted earnings per share	23,247	22,937	22,315
(i) Stock-based compensation included in selling, general and administrative expenses	$5,185	$5,382	$5,875

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2015	2014	2013
OPERATING ACTIVITIES
Net income	$86,115	$21,010	$13,444
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss from discontinued operations	—	—	4,634
Depreciation and amortization	18,418	16,318	14,910
Impairment of building and improvements	—	—	4,359
Deferred income taxes	5,877	2,487	15,198
Provision for doubtful accounts receivable	97	500	2,743
Gain on sale of interest in Fabrix Systems Ltd.	(76,864)	—	—
Net realized gains from investments	54	—	(586)
Gain on proceeds from insurance	—	(571)	—
Interest in the equity of investments	(1,699)	(1,282)	(1,968)
Stock-based compensation	5,185	5,382	5,875
Change in assets and liabilities:
Restricted cash and cash equivalents	(28,286)	(25,292)	(23,006)
Trade accounts receivable	640	(1,363)	17,606
Prepaid expenses, other current assets and other assets	2,122	(4,628)	2,890
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(3,824)	(5,914)	(22,578)
Customer deposits	25,939	30,186	17,998
Income taxes payable	(301)	(29)	(576)
Deferred revenue	(2,939)	8,917	6,253
Net cash provided by operating activities	30,534	45,721	57,196
INVESTING ACTIVITIES
Capital expenditures	(28,556)	(17,021)	(14,537)
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold	59,678	—	—
Deposit on purchase of leasehold interest in building	—	—	(950)
Collection of notes receivable, net	—	—	750
Cash used for acquisition and purchase of investments	(125)	(175)	(1,219)
Proceeds from sales and redemptions of investments	119	1,038	114
Purchases of other intangibles	—	(250)	(93)
Proceeds from sale of building	—	250	—
Proceeds from insurance	—	571	—
Purchases of marketable securities	(52,360)	(20,658)	(11,414)
Proceeds from maturities and sales of marketable securities	24,126	17,323	1,712
Net cash provided by (used in) investing activities	2,882	(18,922)	(25,637)
FINANCING ACTIVITIES
Cash of Straight Path Communications, Inc. deconsolidated as a result of spin-off	—	—	(15,000)
Dividends paid	(47,594)	(13,635)	(17,123)
Distributions to noncontrolling interests	(2,050)	(1,888)	(2,245)
Purchases of stock of subsidiary	—	(1,133)	(1,804)
Proceeds from sales of stock and exercise of stock options of subsidiary	—	—	154
Proceeds from exercise of stock options	3,424	609	921
Proceeds from revolving credit loan payable	—	56,000	21,062
Repayments of revolving credit loan payable and other borrowings	(13,271)	(64,318)	(21,304)
Purchase of Class B common stock from Howard S. Jonas	(7,500)	—	—
Repurchases of Class B common stock	(3,202)	(1,005)	(1,079)
Net cash used in financing activities	(70,193)	(25,370)	(36,418)
DISCONTINUED OPERATIONS
Net cash used in operating activities	—	—	(2,638)
Net cash used in investing activities	—	—	(350)
Net cash used in discontinued operations	—	—	(2,988)
Effect of exchange rate changes on cash and cash equivalents	(6,685)	794	1,241
Net (decrease) increase in cash and cash equivalents	(43,462)	2,223	(6,606)
Cash and cash equivalents at beginning of year	153,823	151,600	158,206
Cash and cash equivalents at end of year	$110,361	$153,823	$151,600
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$745	$743	$1,286
Cash payments made for income taxes	$320	$1,115	$483
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$14,333	$—	$—
Adjustment to liabilities in connection with the Straight Path Communications, Inc. spin-off	$—	$1,624	$—
Escrow account balances included in other current assets used to reduce notes payable	$—	$—	$1,976
Net liabilities excluding cash and cash equivalents of Straight Path Communications, Inc. deconsolidated as a result of spin-off	$—	$—	$1,341

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Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the fourth quarters of fiscal 2015 and 2014, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense and other operating losses, and subtract the gain on the sale of interest in Fabrix Systems Ltd. and other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation and other operating losses, and subtracts the gain on the sale of interest in Fabrix Systems Ltd. and other operating gains.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2015 and fiscal 2014 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Gain on the sale of interest in Fabrix Systems Ltd. and other operating (losses) gains, net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. Also, IDT has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation. However, these gains and losses do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

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Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2015 (4Q15)
Adjusted EBITDA	$12.4	$13.4	$0.3	$1.1	$(2.3)
Subtract:
Depreciation and amortization	5.0	4.3	-	0.6	-
Severance expense	0.2	0.2	-	-	-
Income (loss) from operations	7.2	$8.8	$0.3	$0.4	$(2.3)
Other expense, net	(1.6)
Income before income taxes	5.6
Provision for income taxes	(3.7)
Net income	1.9
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$1.3

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2015 (3Q15)
Adjusted EBITDA	$13.6	$15.3	$0.3	$0.9	$(2.9)
Subtract (Add):
Depreciation and amortization	4.6	4.1	-	0.5	-
Severance expense	6.2	5.6	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(1.2)	-	-	(1.2)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	2.5	$5.6	$0.3	$1.6	$(5.0)
Other expense, net	(1.4)
Income before income taxes	1.1
Provision for income taxes	-
Net income	1.1
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$0.6

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2014 (4Q14)
Adjusted EBITDA	$10.4	$12.0	$0.4	$1.1	$(3.1)
Subtract (Add):
Depreciation and amortization	4.2	3.6	-	0.6	-
Other operating loss	0.4	-	-	-	0.4
Income (loss) from operations	5.8	$8.4	$0.4	$0.5	$(3.5)
Interest expense, net	(0.1)
Other expense, net	(1.2)
Income before income taxes	4.5
Benefit from income taxes	3.9
Net income	8.4
Net income attributable to noncontrolling interests	(0.7)
Net income attributable to IDT Corporation	$7.7

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2015 (FY 2015)
Adjusted EBITDA	$44.5	$50.8	$1.3	$3.4	$(10.9)
Subtract (Add):
Depreciation and amortization	18.4	16.2	-	2.2	-
Severance expense	8.4	7.7	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(76.9)	-	-	(76.9)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	93.1	$27.0	$1.3	$78.0	$(13.1)
Interest expense, net	(0.2)
Other expense, net	(0.7)
Income before income taxes	92.2
Provision for income taxes	(6.1)
Net income	86.1
Net income attributable to noncontrolling interests	(1.6)
Net income attributable to IDT Corporation	$84.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2014 (FY 2014)
Adjusted EBITDA	$45.3	$58.2	$1.8	$0.1	$(14.8)
Subtract (Add):
Depreciation and amortization	16.3	13.8	-	2.5	-
Other operating (gains) losses, net	(0.8)	(0.7)	-	(0.6)	0.5
Income (loss) from operations	29.8	$45.1	$1.8	$(1.7)	$(15.3)
Interest expense, net	(0.1)
Other expense, net	(4.7)
Income before income taxes	25.0
Provision for income taxes	(4.0)
Net income	21.0
Net income attributable to noncontrolling interests	(2.2)
Net income attributable to IDT Corporation	$18.8

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IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP

Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	4Q15	3Q15	4Q14	Year Ended July 31, 2015	Year Ended July 31, 2014

Net income	$1.9	$1.1	$8.4	$86.1	$21.0
Adjustments (add) subtract:
Stock-based compensation	(1.2)	(1.0)	(0.5)	(5.2)	(5.4)
Depreciation and amortization	(5.0)	(4.6)	(4.2)	(18.4)	(16.3)
Gain on sale of interest in Fabrix Systems Ltd.	-	1.2	-	76.9	-
Other operating (losses) gains, net	-	(1.5)	(0.4)	(1.5)	0.8
Reversal of a valuation allowance on foreign deferred income tax assets	-	-	4.1	-	4.1
Severance expense	(0.2)	(6.2)	-	(8.4)	-
Total adjustments	(6.4)	(12.1)	(1.0)	43.4	(16.8)
Income tax effect of total adjustments	2.6	3.1	0.4	13.2	5.5
	3.8	9.0	0.6	(56.6)	11.3
Non-GAAP net income	$5.7	$10.1	$9.0	$29.5	$32.3

Earnings per share:
Basic	$0.05	$0.02	$0.34	$3.69	$0.85
Total adjustments	0.20	0.42	0.06	(2.40)	0.62
Non-GAAP EPS - basic	$0.25	$0.44	$0.40	$1.29	$1.47

Weighted-average number of shares used in calculation of basic earnings per share	23.0	23.0	22.7	22.9	22.0

Diluted	$0.05	$0.02	$0.33	$3.63	$0.82
Total adjustments	0.20	0.41	0.06	(2.36)	0.59
Non-GAAP EPS - diluted	$0.25	$0.43	$0.39	$1.27	$1.41

Weighted-average number of shares used in calculation of diluted earnings per share	23.2	23.5	23.1	23.2	22.9

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